Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-172406 and 333-214142), Registration Statements on Form F-3 (No. 333-176437 and No. 333-214141) and Registration Statements on Form F-1 (No. 333-225977) of our report dated November 20, 2020, relating to the financial statements of Giant Financial Services Limited, which appears in SGOCO Group, Ltd.’s Report on Form 6-K/A filed on November 20, 2020.

Centurion ZD CPA & Co.

Hong Kong, China

November 20, 2020